News Release

Monday, April 12, 2004

Gannett Co., Inc. Reports First Quarter Results

McLEAN, VA - Gannett Co., Inc. (NYSE: GCI) reported today that 2004 first quarter earnings per diluted share, on a GAAP (generally accepted accounting principles) basis, were $1.00 versus 93 cents for the first quarter of 2003, a new record. The company achieved strong earnings growth as advertising demand accelerated late in the quarter across the company.

Total operating revenues for the company totaled $1.73 billion for the quarter compared to $1.55 billion for the same period last year, an 11.4 percent increase. Net income rose 9.8 percent to $274.4 million versus $249.8 million in 2003's first quarter. Operating cash flow (defined as operating income plus depreciation and amortization) increased to $507.2 million from $467.1 million for the same quarter a year ago.

Average diluted shares outstanding in the first quarter totaled 275,507,000 compared with 270,059,000 in 2003's first quarter. Approximately 1.0 million shares were repurchased since the company announced the reactivation of its share repurchase program on February 9, 2004.

Commenting on the company's results, Douglas H. McCorkindale, Chairman, President and CEO said: "We are pleased to report another quarter of record revenues, earnings and operating cash flow, with each of our operating divisions posting improved results for the quarter. Newspaper segment results reflected stronger advertising revenue growth and the benefit of acquisitions tempered by higher newsprint and benefit costs. Our Newsquest properties in the UK, also reflecting an improving advertising climate and favorable exchange rate, added significantly to our results. The television group achieved improved operating results year-over-year benefiting, in part, from politically-related advertising demand."

NEWSPAPERS

Newspaper results in the quarter include the SMG Publishing business, the Texas-New Mexico Newspapers Partnership, Clipper Magazine, Inc., and NurseWeek acquired in February 2004.

Total newspaper segment operating cash flow, which includes USA TODAY and our UK properties, rose 8.5 percent to $442.8 million, versus $408.1 million in the same quarter of 2003. Operating revenues were $1.56 billion for the quarter, an 11.9 percent increase year-over-year. Assuming Gannett had owned the same group of properties in the first quarter of both 2004 and 2003, advertising revenues would have increased 9.4 percent. On the same basis, classified advertising grew 12.6 percent, national revenues advanced 10.5 percent and local advertising revenues increased 6.0 percent. Reported newsprint expense increased 13 percent due to higher usage related to acquisitions and higher year-over-year prices.

At USA TODAY, advertising revenues increased 10.0 percent in the first quarter. Paid advertising pages totaled 1,099 compared with 1,096 in 2003's first quarter.

TELEVISION

In the first quarter, television operating cash flow increased 9.2 percent to $77.0 million from $70.5 million in the corresponding interval in 2003. Television revenues increased 7.1 percent to $169.5 million from $158.2 million in the same quarter in 2003.

NON-OPERATING ITEMS

The company's interest expense was $31.8 million in the quarter, down from $36.1 million in the first quarter of 2003, reflecting lower debt levels and lower short term interest rates.

During the first quarter, the company exchanged its daily newspaper in Gainesville, Georgia for two daily and three non-daily publications in Tennessee. The company recorded a non-monetary gain from the exchange which is reflected in non-operating income and was partially offset by other non-operating charges for minority interest and Internet investments.

At the end of the quarter, Gannett had more than 100 domestic publishing Web sites, including USATODAY.com, one of the most popular newspaper sites on the Web. The company also had Web sites in all of its 19 television markets. In February, Gannett's consolidated domestic Internet audience share was over 19 million unique visitors reaching almost 13 percent of the Internet audience according to Nielsen//NetRatings. Newsquest is also an Internet leader in the United Kingdom.

Subsequent to the end of the quarter the company completed the acquisition of the assets of Captivate Network Inc., a national news and entertainment network that delivers quality programming and advertising on television screens in elevators in premier office towers across North America.

* * *

All references in this release and attachments to "operating cash flow" are to a non-GAAP financial measure. Management believes that use of this measure allows investors and management to analyze and compare the company's performance in a more meaningful and consistent manner. A reconciliation of these non-GAAP amounts to the company's consolidated statements of income is presented on an attachment.

As previously announced, the company will hold an earnings conference call at 10:00 a.m. EDT today. The call can be accessed via a live Webcast through the Investor Relations section of the company's Web site, www.gannett.com, or listen-only conference lines, by dialing 1-800-838-4403 (in the U.S.) and 1-973-317-5319 (outside the U.S.) at least 10 minutes prior to the scheduled start of the call. Replay of the conference call will be available about two hours after the live call. To access the replay, dial 1-800-428-6051 (in the U.S.) and 1-973-709-2089 (outside the U.S.). The access code for the replay is 344506. Materials related to the call will be available through the Investor Relations section of the company's Web site Tuesday morning.

Gannett Co., Inc. is a leading international news and information company that publishes 101 daily newspapers in the USA, including USA TODAY, the nation's largest-selling daily newspaper. The company also owns in excess of 500 non-daily publications in the USA and USA WEEKEND, a weekly newspaper magazine. Gannett subsidiary Newsquest is the United Kingdom's second largest regional newspaper company. Newsquest publishes more than 300 titles, including 17 daily newspapers, and a network of prize-winning Web sites. Gannett also operates 22 television stations in the United States and is an Internet leader with sites sponsored by its TV stations and newspapers including USATODAY.com, one of the most popular news sites on the Web.

Certain statements in this press release may be forward looking in nature or "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The forward looking statements contained in this press release are subject to a number of risks, trends and uncertainties that could cause actual performance to differ materially from these forward looking statements. A number of those risks, trends and uncertainties are discussed in the company's SEC reports, including the company's annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward looking statements in this press release should be evaluated in light of these important risk factors.

Gannett is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this press release by wire services, Internet service providers or other media.

For investor inquiries, contact:
Jeff Heinz
Director, Investor Relations
703-854-6917
jheinz@gannett.com

For media inquiries, contact:
Tara Connell
Vice President of Corporate Communications
703-854-6049
tjconnel@gannett.com

#       #       #

CONSOLIDATED STATEMENTS OF INCOME
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars (except per share amounts)

                                  Thirteen weeks ended         % Inc
                            Mar. 28, 2004    Mar. 30, 2003      (Dec)
Net Operating Revenues:
Newspaper advertising       $   1,156,011    $   1,006,047       14.9
Newspaper circulation             312,389          302,431        3.3
Television                        169,458          158,176        7.1
Other                              91,826           85,591        7.3
                            -------------    -------------     ------
Total                           1,729,684        1,552,245       11.4
                            -------------    -------------     ------
Operating Expenses:
Cost of sales and operating
 expenses, exclusive of
 depreciation                     939,448          836,622       12.3
Selling, general and
 administrative expenses,
 exclusive of depreciation        283,030          248,571       13.9
Depreciation                       58,974           54,229        8.7
Amortization of intangible
 assets                             2,383            1,830       30.2
                            -------------    -------------     ------
Total                           1,283,835        1,141,252       12.5
                            -------------    -------------     ------
Operating income                  445,849          410,993        8.5
                            -------------    -------------     ------
Non-operating income
 (expense):
Interest expense                  (31,791)         (36,109)     (12.0)
Other                               2,850            4,852      (41.3)
                            -------------    -------------     ------
Total                             (28,941)         (31,257)      (7.4)
                            -------------    -------------     ------

Income before income taxes        416,908          379,736        9.8
Provision for income taxes        142,500          129,900        9.7
                            -------------    -------------     ------
Net income                  $     274,408    $     249,836        9.8
                            =============    =============     ======

Net income per share-basic          $1.01            $0.93        8.6
                                    =====            =====     ======
Net income per share-diluted        $1.00            $0.93        7.5
                                    =====            =====     ======
Dividends per share                 $0.25            $0.24        4.2
                                    =====            =====     ======

BUSINESS SEGMENT INFORMATION
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars

                                  Thirteen weeks ended         % Inc
                            Mar. 28, 2004    Mar. 30, 2003      (Dec)

Net Operating Revenues:
Newspaper publishing        $   1,560,226    $   1,394,069       11.9
Television                        169,458          158,176        7.1
                            -------------    -------------     ------
Total                       $   1,729,684    $   1,552,245       11.4
                            =============    =============     ======
Operating Income (net
 of depreciation and
 amortization):
Newspaper publishing        $     392,265    $     362,485        8.2
Television                         70,158           63,955        9.7
Corporate                         (16,574)         (15,447)      (7.3)
                            -------------    -------------     ------
Total                       $     445,849    $     410,993        8.5
                            =============    =============     ======
Depreciation and
 Amortization:
Newspaper publishing        $      50,538    $      45,582       10.9
Television                          6,881            6,571        4.7
Corporate                           3,938            3,906        0.8
                            -------------    -------------     ------
Total                       $      61,357    $      56,059        9.5
                            =============    =============     ======
Operating Cash Flow (1):
Newspaper publishing        $     442,803    $     408,067        8.5
Television                         77,039           70,526        9.2
Corporate                         (12,636)         (11,541)      (9.5)
                            -------------    -------------     ------
Total                       $     507,206    $     467,052        8.6
                            =============    =============     ======

(1) Operating Cash Flow represents operating income for each of the company's business segments plus related depreciation and
    amortization expense. See attachment for reconciliation of amounts to the Consolidated Statements of Income.

NON-GAAP FINANCIAL INFORMATION
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars

"Operating Cash Flow", a non-GAAP measure, is defined as operating income plus depreciation and amortization of intangible assets.
Management believes that the use of this measure allows investors and management to measure, analyze and compare the cash resources generated from its business segment operations in a meaningful and consistent manner. The focus on operating cash flow is appropriate given the consistent and generally predictable strength of cash flow generation by newspaper and television operations, and the short period of time it takes to convert new orders to cash.

A reconciliation of these non-GAAP amounts to the company's operating income, which the company believes is the most directly comparable financial measure calculated and presented in accordance with GAAP on the company's consolidated statements of income, follows:

Thirteen weeks ended March 28, 2004

                   Newspaper                            Consolidated
                  Publishing   Television   Corporate      Total
                  ----------   ----------   ---------   ------------

Operating
 cash flow        $  442,803   $   77,039   $ (12,636)  $    507,206
Less:
Depreciation         (48,155)      (6,881)     (3,938)       (58,974)
Amortization          (2,383)          -           -          (2,383)
                  ----------   ----------   ---------   ------------
Operating Income  $  392,265   $   70,158   $ (16,574)  $    445,849
                  ==========   ==========   =========   ============

Thirteen weeks ended March 30, 2003

                   Newspaper                            Consolidated
                  Publishing   Television   Corporate      Total
                  ----------   ----------   ---------   ------------

Operating
 cash flow        $  408,067   $   70,526   $ (11,541)  $    467,052
Less:
Depreciation         (43,752)      (6,571)     (3,906)       (54,229)
Amortization          (1,830)          -           -          (1,830)
                  ----------   ----------   ---------   ------------
Operating Income  $  362,485   $   63,955   $ (15,447)  $    410,993
                  ==========   ==========   =========   ============